Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 12, 2007 (the “Effective Date”), by and between Travelzoo Inc., a Delaware corporation (the “Company”) with principal corporate offices at 590 Madison Avenue, 21st Floor, New York, NY 10022, and CJ Kettler, whose address is currently xxxxxxxxx, xxxxxxx, xx xxxxx (“Employee”). The Company and Employee are at certain times each referred to herein as a Party, and collectively referred to herein as “the Parties.”

WHEREAS, the Company desires to retain Employee as President, North America, and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the Parties as follows:

1.	Duties and Scope of Employment.

(a)       Position. Employee shall be employed as President, North America, and shall have the responsibilities and duties customarily associated with the position of a President of a Division. Employee shall report directly to the Chief Executive Officer.

(b)       Duties. During the term of Employee’s employment with the Company, Employee shall devote her full time, skill and attention to her duties and responsibilities as President, North America, which Employee shall perform faithfully, diligently and competently, and Employee shall use her best efforts to further the business of the Company. During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company; provided, however, that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that she is currently involved in and that does not materially interfere with her ability to perform her duties under this Agreement. Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform her duties and responsibilities hereunder, to (i) manage Employee's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Company (which consent shall not be unreasonably withheld and is given for the matters listed in Exhibit A), serve as an advisor or a member or a non-executive chairman of the board of directors of any noncompeting business.

(c)       Indemnification. Simultaneously with the execution of this Agreement, the Company shall deliver to Employee a director and officer Indemnification Agreement in the form attached hereto as Exhibit B.

2.   Term of Employment. The term of this Agreement shall be for the period (the “Term”) commencing on the Effective Date and terminating on the date which is eighteen (18) months after the Effective Date (the “Expiration Date”). Notwithstanding the foregoing, this Agreement shall expire on the date the Employee dies, and may be terminated either (i) by the Company during the Term, by delivery of written notice to Employee, (a) for Cause (as hereinafter defined), (b) because of Disability (as hereinafter defined) or (c) without Cause, or (ii) by Employee (a) without “Good Reason” (as hereinafter defined), (b) with “Good Reason” or (c) following a “Change of Control” (as hereinafter defined). If Employee continues in employment after the Expiration Date, any such employment will be on an at will basis.

(a)       Termination by Company without Cause. If Employee is terminated by the Company during the Term for reasons other than Cause (as defined in Section 2(b)) or Disability (as defined in Section 2(c)), or if the Employee resigns during the Term with “Good Reason” (as defined in Section 2(d)), Employee shall receive the Base Salary (as defined herein) and benefits earned through the date of termination, plus a lump-sum payment equal to the Base Salary or, if the Base Salary has been increased, the increased Base Salary (“Severance Pay”), subject to Section 2(f). For the avoidance of doubt, the Severance Pay will not be considered subject to Section 409(A) of the Internal Revenue Code.

(b)       Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated for “Cause” as defined herein or dies at any time, Employee or her estate will receive only payment of her Base Salary and benefits through the date of termination or death. For purposes of this Agreement, “Cause” shall mean that the Employee has (i) continually failed to perform her duties under this Agreement for a period of 30 days after written notice from the Company setting forth with particularity such failure, (ii) committed an act of fraud upon the Company or breached her duty of loyalty to the Company, (iii) committed a felony or a crime of dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof; (iv) misappropriated any funds, property or rights of the Company; (v) violated the Company’s policies regarding workplace conduct, discrimination, sexual harassment, etc.; (vi) willfully failed or refused, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement; or (vii) failed or refused to cooperate with the Company, or at the Company’s request any governmental, regulatory or self-regulatory agency or entity, in providing information with respect to any act or omission in performing her duties as an employee of the Company, if such request is made connection with any criminal or civil actions, administrative or regulatory proceedings or investigations against or relating to the Company by any governmental, regulatory or self-regulatory agency or entity.

(c)       Termination because of Disability. Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated as a result of a “Disability” (as defined herein) during the Term, Employee will receive only payment of her Base Salary, and benefits through the date of termination, and pro rata bonuses pursuant to Sections 3(b) and 3(c), if any, for the calendar quarter in which Employee ceased performing services for the

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Company (“Active Employment”) based on performance through the last day of Active Employment. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents or can be reasonably expected to prevent the performance by the Employee of her duties hereunder for a continuous period of 120 calendar days or longer, or that prevents the performance by Employee of her duties hereunder for more than a total of 85 business days, in any 12-month period, subject to the reasonable accommodation requirements of the Americans with Disabilities Act and other applicable laws.

(d)       Employee Resignation. If the Employee resigns with Good Reason during the Term, Employee shall receive Severance Pay after such resignation, subject to Section 2(f). “Good Reason” shall be defined as (i) the relocation of Employee’s place of employment or the Company’s principal executive offices outside of New York City without Employee’s express written consent; (ii) any material reduction in Employee’s Base Salary or the potential amount of Employee’s Performance Bonus or Discretionary Bonus; (iii) any material diminution in Employee’s duties, responsibilities or authority as described in Section 1 above without Employee’s consent; or (iv) the Company’s material breach of this Agreement. Employee may exercise the right to resign for Good Reason pursuant to this Section 2(d) only if the Company fails to cure any such deficiency within thirty (30) calendar days of receiving timely written notice from Employee. Employee must provide said written notice to the Company within thirty (30) calendar days after receiving notice of an event triggering the right to resign for Good Reason under this Section (2)(d). Employee understands that if she resigns without Good Reason during the Term of this Agreement, she shall only receive the Base Salary and benefits earned as of the date of termination.

(e)       Employee Resignation Following a Change of Control. If, after a Change of Control, as hereinafter defined, occurs during the Term, Employee is not offered a position of comparable pay and responsibilities in the same geographic area in which she worked immediately prior to a Change of Control, and Employee resigns within thirty (30) calendar days after the Change in Control, Employee shall receive Severance Pay subject to Section 2(f). For purposes of this Agreement, “Change of Control” means (i) a merger, consolidation, reorganization or other transaction in which the Company does not survive and in which securities possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets.

(f)        Severance Pay Conditions. Employee shall be required to sign, deliver and not revoke a General Release substantially in the form attached hereto as Exhibit C as a condition precedent to payment of any Severance Pay pursuant to any provision of Section 2 of this Agreement. Any Severance Pay shall be paid in a lump sum either within ten (10) days after the date Employee signs and delivers the General Release to the Company or on a later date, if Employee so chooses, and will be subject to the usual and applicable required withholdings and payroll taxes. If Employee chooses to defer payment of the Severance Pay, the General Release shall not release the Company from its obligations to pay Employee the Severance Pay.

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3.	Compensation and Fringe Benefits.

(a)       Base Salary. Employee will receive a base salary at the annualized rate of $400,000 per year (the “Base Salary”), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings. Employee understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

(b)       Performance Bonus. Employee will be eligible to participate in the North America Executive Bonus Plan (“Performance Bonus Plan”) approved by the board’s Compensation Committee. Under the Performance Bonus Plan, Employee may receive, in addition to her Base Salary, a quarterly performance bonus in an amount between zero and $50,000 per calendar quarter, provided, however, if either the first or last calendar quarter of the Term is less than a full quarter, the bonus for such quarter shall be pro rated. Any bonus payments, if applicable, shall be made at the time specified in the Performance Bonus Plan and will be subject to the usual and applicable withholding and payroll taxes. The Company shall notify Employee of any changes to the Performance Bonus Plan in writing.

(c)       Discretionary Bonus. In addition to Base Salary and any Performance Bonus payable under the Performance Bonus Plan, Employee shall be eligible to be considered for a Discretionary Bonus in an amount between zero and $25,000 per calendar quarter to be determined by the CEO in his sole and absolute discretion. In exercising such discretion, the CEO will take into consideration to what extent Employee achieves the following strategic goals: (i) grow the Company's North America business profitably; (ii) further increase awareness of the Travelzoo brand; (iii) successfully launch a minimum of two new products, services, or publications every twelve months; (iv) build a profitable online video and TV business for Travelzoo; and (v) become the spokesperson for Travelzoo in North America in the media. The Company guarantees to Employee a Discretionary Bonus of $75,000 for Q4 2007. If either the first or last calendar quarter of the Term is less than a full quarter, the bonus for such quarter shall be pro rated.

(d)       Vacation and Holiday Pay. Employee shall receive five (5) weeks of paid vacation per year, which accrues over the course of the year. In addition, the Company provides eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.

(e)       Other Benefits. Employee will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question.

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4.   Expenses. The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder in accordance with the Company's established policies.

5.   Certain Covenants.

(a)       Intellectual Property Rights.

(i)        Employee agrees that the Company will be the sole owner of any and all of Employee's “Discoveries” and “Work Product,” hereinafter defined, made during the term of her employment with the Company, whether pursuant to this Agreement or other duties performed on behalf of the Company. For purposes of this Agreement, “Discoveries” means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of her employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere. For purposes of this Agreement, “Work Product” means any and all work product relating to Discoveries.

(ii)       Employee shall promptly disclose to the Company all Discoveries and Work Product. All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Discoveries or Work Product. All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.

(iii)      Employee hereby assigns and agrees to assign to the Company all of her interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise. Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials. This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise. Employee's agreement to assign to the Company any of her rights as set forth in this Section 5(a)(iii) applies to all inventions other than an invention (a) in which no equipment, supplies, facility or trade secret information of the Company was used (b) was developed entirely upon

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Employee's own time (c) does not relate to Company business or to the Company's actual or anticipated research or development and (d) does not result from any work performed by Employee for the Company.

(iv)      At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in her behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.

(v)       To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a “work made for hire” or as having similar status in the United States or elsewhere, it will be so deemed. This provision does not alter or limit Employee's other obligations to assign intellectual property rights under this Agreement.

(vi)      The obligations of Employee set forth in this Section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee's employment with the Company, whether pursuant to this Agreement or otherwise. Those obligations will be binding upon Employee, her assignees permitted under this Agreement, executors, administrators, and other representatives.

(b)	Exposure to Proprietary Information.

(i)        As used in this Agreement, “Proprietary Information” means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is

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required to keep confidential. Notwithstanding the preceding sentence, the term “Proprietary Information” does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.

(ii)       In recognition of the special nature of her employment under this Agreement, including her special access to the Proprietary Information, and in consideration of her employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 5 of this Agreement.

(c)       Use of Proprietary Information; Restrictive Covenants.

(i)        Employee acknowledges that the Proprietary Information constitutes a protectible business interest of the Company, and covenants and agrees that during the term of her employment, whether under this Agreement or otherwise, and after the termination of such employment, she will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of her duties for the Company.

(ii)       Employee will not, during Employee’s employment with Employer or, for a period of one year thereafter (the “Restricted Period”), anywhere within the United States (the “Restricted Territory”), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

1.         perform services for, or engage in, any business or segment of a business which generates its revenues primarily from the development, publishing, or sale of online advertisements for travel companies (the “Products”);

2.         except on behalf of the Company, solicit any person or entity who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, a customer of the Company for the sale of the Products or any product or service of a type then sold by the Company for which Employee provided any assistance in planning, development, marketing, training, support, or maintenance; or

3.         solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, an employee of the Company.

(d)       Scope/Severability. The Parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 5 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time

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deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 5 not fully enforceable, the other provisions of this Section 5, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 5(c), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).

(e)       Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into her possession by virtue of her employment by the Company are and will remain the property of the Company. Upon termination of her employment with the Company, Employee shall immediately return to the Company all such items in her possession and all copies of such items.

6.	Equitable Remedies.

(a)       Employee acknowledges and agrees that the agreements and covenants set forth in Sections 5(a), (b), (c), (d) and (e) are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by him of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Employee agrees that notwithstanding the arbitration provision in Section 11, the Company may apply to a court of competent jurisdiction, in accordance with Section 11(c) of this Agreement, to obtain the equitable relief referenced in this Section 6.

(b)       Each of the covenants in Sections 5(a), (b), (c), (d) and (e) will be construed as independent of any other covenants or other provisions of this Agreement.

(c)       In the event of any judicial determination that any of the covenants in Sections 5(a), (b), (c), (d), and (e) are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

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7.   Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.

8.   Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid.

9.   Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.   Entire Agreement. This Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee's employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning Employee's employment relationship with the Company.

11.	Resolution of Disputes Regarding Employment.

(a)       The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, to mediation. The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator.

(b)       If and only if a mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after a mediation, either party may submit the matter to binding arbitration, to the extent permitted by law, to be held in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The Company shall pay the arbitrator’s fees and costs. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The arbitrator may award the prevailing party in any such attorneys’ fees and costs incurred in connection therewith.

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(c)       The arbitrator shall apply New York law to the merits of any dispute or claim, without reference to rules of conflict of law. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in New York County, New York as the exclusive jurisdiction for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants.

(d)       Employee understands that nothing in this Section modifies Employee's at-will status. Either the Company or Employee can terminate the employment relationship at any time, with or without cause, subject only to the restrictions set forth in Section 2 above.

(e)       Employee has read and understands Section 11, which discusses arbitration. Employee understands that by signing this agreement, employee agrees to submit any future claims arising out of, relating to, or in connection with this agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of employee's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to, the following claims:

(i)        Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)       Any and all claims for violation of any federal, state or municipal statute, including, but not limited to the New York Human Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act;

(iii)      Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

(f)        The Parties may apply to any court of competent jurisdiction (in accordance with Section 11(c)) for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

12.   No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.

13.   Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.

14.   Acknowledgment. Employee acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has

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carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY BOTH PARTIES.

COMPANY:

TRAVELZOO INC.

By:	/s/ Ralph Bartel

Title:	Chief Executive Officer

Date:	November 4, 2007

EMPLOYEE:

/s/ C.J. Kettler
C.J. Kettler

Date:	November 2, 2007

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EXHIBIT A

OUTSIDE RELATIONSHIPS / BOARDS

Company reserves the right to reasonably withdraw approval for one or more of these relationships if they should prove to affect the ability of Employee to fully perform his duties and responsibilities.

A.	Partner: Propeller Partners, a strategic media consulting firm. Employee performs services for Propeller Partners approximately 10 hours per month, outside the Company’s normal working hours.

Compensation: Passive investment, no salary.

B.	Consultant: Employee performs consulting work for Disney. The hours vary based on the client’s needs, but all consulting work is performed outside the Company’s normal working hours.

Compensation: Day rate basis.

C.	Board Member: Greenopia, an organization that publishes local guides to “green” living.

Compensation: Equity and reimbursement of certain expenses

D.	Advisory Board Member: Healthy Child, Healthy World, an organization that expands awareness and understanding of environmental hazards to children's health.

Compensation: Reimbursement of certain expenses

TRAVELZOO INC.

/s/ C.J. Kettler	By:	/s/ Ralph Bartel
C.J. Kettler	Print Name	Ralph Bartel
	Title:	Chief Executive Officer

November 2, 2007	November 4, 2007
Date Signed	Date Signed

EXHIBIT B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of __________, 2007, is made by and between TRAVELZOO INC., a Delaware corporation (the “Corporation”) and ________________________________ (the “Indemnitee”).

RECITALS

A.        The Corporation recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B.        The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

C.        The Corporation and Indemnitee recognize that plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors and officers;

D.        The Corporation believes that it is unfair for its directors and officers to assume the risk of huge judgments and other expenses which may occur in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;

E.        The Corporation, after reasonable investigation, has determined that the liability insurance coverage presently available to the Corporation may be inadequate in certain circumstances to cover all possible exposure for which Indemnitee should be protected. The Corporation believes that the interests of the Corporation and its stockholders would best be served by a combination of such insurance and the indemnification by the Corporation of the directors and officers of the Corporation;

F.        The Corporation’s Certificate of Incorporation requires the Corporation to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The Certificate of Incorporation expressly provides that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts may be entered into between the Corporation and its directors and officers with respect to indemnification;

G.        Section 145 of the DGCL (“Section 145”), under which the Corporation is organized, empowers the Corporation to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the Corporation, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;

H.        The Board of Directors has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Corporation and its stockholders;

I.         The Corporation desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Corporation and/or one or more subsidiaries or affiliates of the Corporation free from undue concern for unwarranted claims for damages arising out of or related to such services to the Corporation and/or one or more subsidiaries or affiliates of the Corporation; and

J.         Indemnitee is willing to serve, continue to serve or to provide additional service for or on behalf of the Corporation on the condition that he is furnished the indemnity provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Generally.

To the fullest extent permitted by the laws of the State of Delaware:

(a) The Corporation shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee is or was or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

(b) The indemnification provided by this Section 1 shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

(c) Notwithstanding the foregoing provisions of this Section 1, in the case of any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

(d) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 2. Successful Defense; Partial Indemnification. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 hereof or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. For purposes of this Agreement and without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any action, suit, proceeding or investigation, or in defense of any claim, issue or matter therein, and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

Section 3. Determination That Indemnification Is Proper. Any indemnification hereunder shall (unless otherwise ordered by a court) be made by the Corporation unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 1(b) hereof. Any such determination shall be made (i) by a majority vote of the directors who are not parties to the action, suit or proceeding in question (“disinterested directors”), even if less than a quorum, (ii) by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, even if less than a quorum, (iii) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote on the matter, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iv) by independent legal counsel, or (v) by a court of competent jurisdiction.

Section 4. Advance Payment of Expenses; Notification and Defense of Claim.

(a) Expenses (including attorneys’ fees) incurred by Indemnitee in defending a threatened or pending civil, criminal, administrative or investigative action, suit or proceeding, or in connection with an enforcement action pursuant to Section 5(b), shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding within thirty (30) days after receipt by the Corporation of (i) a statement or statements from Indemnitee requesting such advance or advances from time to time, and (ii) an undertaking by or on behalf of Indemnitee to repay such amount or amounts, only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized by this Agreement or otherwise. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment. Advances shall be unsecured and interest-free.

(b) Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim thereof is to be made against the Corporation hereunder, notify the Corporation of the commencement thereof. The failure to promptly notify the Corporation of the commencement of the action, suit or proceeding, or Indemnitee’s request for indemnification, will not relieve the Corporation from any liability that it may have to Indemnitee hereunder, except to the extent the Corporation is prejudiced in its defense of such action, suit or proceeding as a result of such failure.

(c) In the event the Corporation shall be obligated to pay the expenses of Indemnitee with respect to an action, suit or proceeding, as provided in this Agreement, the Corporation, if appropriate, shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same action, suit or proceeding, provided that (1) Indemnitee shall have the right to employ Indemnitee’s own counsel in such action, suit or proceeding at Indemnitee’s expense and (2) if (i) the employment of counsel by Indemnitee has been previously authorized in writing by the Corporation, (ii) counsel to the Corporation shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Corporation and Indemnitee in the conduct of any such defense or (iii) the Corporation shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Corporation shall have reasonably made the conclusion provided for in clause (ii) above.

(d) Notwithstanding any other provision of this Agreement to the contrary, to the extent that Indemnitee is, by reason of Indemnitee’s corporate status with respect to the Corporation or any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee is or was serving or has agreed to serve at the request of the Corporation, a witness or otherwise participates in any action, suit or proceeding at a time when Indemnitee is not a party in the action, suit or proceeding, the Corporation shall indemnify Indemnitee against all expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Section 5. Procedure for Indemnification

(a) To obtain indemnification, Indemnitee shall promptly submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) The Corporation’s determination whether to grant Indemnitee’s indemnification request shall be made promptly, and in any event within 60 days following receipt of a request for indemnification pursuant to Section 5(a). The right to indemnification as granted by Section 1 of this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or fails to respond within such 60-day period. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 4 hereof where the required undertaking, if any, has been received by the Corporation) that Indemnitee has not met the standard of conduct set forth in Section 1 hereof, but the burden of proving such defense by clear and convincing evidence shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or one of its committees, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in Section 1 hereof, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or one of its committees, its independent legal counsel, and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has or has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Corporation.

(c) The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification pursuant to this Section 5, and the Corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the Corporation overcomes such presumption by clear and convincing evidence.

Section 6. Insurance and Subrogation.

(a) The Corporation may purchase and maintain insurance on behalf of Indemnitee who is or was or has agreed to serve at the request of the Corporation as a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf in any such capacity, or arising out of Indemnitee’s status as such, whether or not the Corporation would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. If the Corporation has such insurance in effect at the time the Corporation receives from Indemnitee any notice of the commencement of a proceeding, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the policy. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy.

(b) In the event of any payment by the Corporation under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(c) The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise.

Section 7. Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative.

(b) The term “by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise” shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.

(c) The term “expenses” shall be broadly and reasonably construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Corporation or any third party, provided that the rate of compensation and estimated time involved is approved by the Board, which approval shall not be unreasonably withheld), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 of the General Corporation Law of the State of Delaware or otherwise.

(d) The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Corporation, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan).

(e) The term “Corporation” shall include, without limitation and in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(f) The term “other enterprises” shall include, without limitation, employee benefit plans.

(g) The term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(h) A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

Section 8. Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the Corporation shall not be obligated pursuant to this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof) initiated by Indemnitee, except with respect to an action, suit or proceeding brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Section 8(b) of this Agreement), unless such action, suit or proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

(b) Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in establishing Indemnitee’s right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 8(b) is intended to limit the Corporation’s obligation with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 4 hereof.

(c) Section 16 Violations. To indemnify Indemnitee on account of any proceeding with respect to which final judgment is rendered against Indemnitee for payment or an accounting of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(d) Non-compete and Non-disclosure. To indemnify Indemnitee in connection with proceedings or claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements (including, without limitation, the Corporation’s Detrimental Conduct Agreements and Proprietary Information and Non-Solicitation Agreements) the Indemnitee may be a party to with the Corporation, or any subsidiary of the Corporation or any other applicable foreign or domestic corporation, partnership, joint venture, trust or other enterprise, if any.

Section 9. Certain Settlement Provisions. The Corporation shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of any action, suit or proceeding without the Corporation’s prior written consent, which shall not be unreasonably withheld. The Corporation shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld.

Section 10. Savings Clause. If any provision or provisions of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

Section 11. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Corporation shall, to the fullest extent permitted by law, contribute to the payment of Indemnitee’s costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of the Corporation or others pursuant to indemnification agreements or otherwise; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to (i) the failure of Indemnitee to meet the standard of conduct set forth in Section 1 hereof, or (ii) any limitation on indemnification set forth in Section 6(c), 8 or 9 hereof.

Section 12. Form and Delivery of Communications. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Corporation:

Travelzoo Inc.

800 West El Camino Real, Suite 180

Mountain View, California 94040

Attn: Chief Financial Officer

Facsimile: +1 (650) 943-2433

If to Indemnitee:

[name]

[address]

Facsimile: _____________________

Section 13. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Agreement to expand further the indemnification permitted to directors or officers, then the Corporation shall indemnify Indemnitee to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Section 14. Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Corporation’s Certificate of Incorporation or ByLaws, in any court in which a proceeding is brought, the vote of the Corporation’s stockholders or disinterested directors, other agreements or otherwise, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of Indemnitee. However, no amendment or alteration of the Corporation’s Certificate of Incorporation or ByLaws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement

Section 15. Enforcement. The Corporation shall be precluded from asserting in any judicial proceeding that the procedures and presumptions of this Agreement are not valid,

binding and enforceable. The Corporation agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by Indemnitee for enforcement of his rights hereunder shall have been commenced, continued or appealed, that its obligations set forth in this Agreement are unique and special, and that failure of the Corporation to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Corporation of its obligations under this Agreement.

Section 16. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.

Section 17. Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superceded by this Agreement.

Section 18. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 19. Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 20. Service of Process and Venue. For purposes of any claims or proceedings to enforce this agreement, the Corporation consents to the jurisdiction and venue of any federal or state court of competent jurisdiction in the states of Delaware and New Jersey, and waives and agrees not to raise any defense that any such court is an inconvenient forum or any similar claim.

Section 21. Supercedes Prior Agreement. This Agreement supercedes any prior indemnification agreement between Indemnitee and the Corporation or its predecessors.

Section 22. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Corporation of its officers and directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

Section 23. Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment.

Section 24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 25. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

TRAVELZOO INC.

By ________________________________
Name: ____________________________
Title: ____________________________

INDEMNITEE:

By __________________________________
Name: _______________________________

EXHIBIT C

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release is entered into by and between ______________________ (“Employee”) and Travelzoo Inc. (“Employer”) (collectively referred to herein as “the Parties”).

RECITALS

A.        Employee is employed by Employer in the position of ______________________ pursuant to a written employment agreement dated _________________ (the “Employment Agreement”).

B.        Pursuant to the provisions of the Employment Agreement, Employer was notified on _________________ that Employee’s employment with Employer will terminate as of _________________ (the “Termination Date”). Employee shall receive his wages and any unused vacation time accrued through __________________, less deductions required by law, in accordance with Employer’s customary payroll practices.

C.        In consideration of Employee’s service and to assist her in the transition to new employment, Employer is hereby offering Employee severance pay, subject to the terms and conditions set forth below.

ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:

AGREEMENTS

1.         Severance Payment. Subject to Employee’s execution of this Agreement, Employer will pay Employee a lump sum severance payment in the gross amount of $____________ or ☐ months salary, less applicable taxes and withholdings, within ten (10) days following the Revocation Period set forth in Section 17 of this Agreement, in accordance with Employer’s customary payroll practices. Employee acknowledges that such payment is more than Employer is required to pay under its normal policies and procedures and its contractual arrangements with Employee.

2.         Unemployment Benefits. Employer will not contest Employee’s eligibility for unemployment benefits.

3.         Non-Disparagement. Employee agrees that she will not directly or indirectly, publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage Employer or Employer’s business, senior executives or officers, whether such information is acquired during or after his employment with

Employer. In addition, Employee agrees that she will not make any remarks which may damage or discredit the reputation of Employer’s products, or otherwise adversely affect the goodwill of its business, or be harmful to its business relationships. Employer agrees that its senior executives and officers will not directly or indirectly publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage Employee.

4.         General Release. Subject only to Section 6 and except for the rights and benefits specifically provided in this Agreement, Employee releases and discharges Employer, and each of its respective past, present and future shareholders, officers, directors, employees, agents, insurers, attorneys and parent, affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, actions, rights, damages, costs, losses, expenses, compensation and other legal responsibilities, known or unknown, of any kind, which Employee may own or hold against any of the Released Parties at any time through the effective date of this Agreement. The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment, whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof. This release applies, without limitation, to any and all claims for employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act); the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, the Americans with Disabilities Act of 1990, the New York Human Rights Law, the New York City Human Rights Laws, the New York Aids Testing Confidentiality Act, the New York Equal Pay Law, the New York Persons With Disabilities Law, Civil Rights Law, the New York Genetic Testing Confidentiality Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Smokers Rights Law, the New York Equal Rights Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York Cancer Victim Bias Law, Article 1, Section 11 of the New York State Constitution; N.Y. Workers’ Compensation Law, or any other state, federal or local statute or regulation applicable to Employer, including any claim for intentional or negligent infliction of emotional distress, physical injury, violation of any public policy, breach of any implied or express contract, any claim for stock options, any claim for wrongful termination, fraud, intentional or negligent misrepresentation, and all other legal and equitable causes of action whatsoever and all remedies for such claims. The release of claims made by Employee in this Agreement does not apply to claims that arise after the date this Agreement is executed. Employee certifies that as of the date of this Release, she has reported all accidents, injuries or illnesses relating to or arising from his employment with the Employer.

5.         Unknown Claims. Employee understands that the release set forth above includes claims which Employee knows about and those Employee may not know about.

6.         Claims Not Affected by Release. This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law.

7.         Agreement Not To Sue and Warranty. Employee promises that she has not and will not file any suit, charge, complaint, grievance, action or other proceeding with any federal, state or local agency, court, organization, judicial forum or other tribunal asserting any claim that is released in Section 4 above, and warrants that she has not assigned to any other person or entity the right to file any claims that are released in Section 4 above, nor will she permit any person, group of persons, or organization to take such action on his behalf.

8.         Non-Admissions. It is understood that by offering or entering into this Agreement, neither Employee nor Employer has admitted any liability or wrongdoing whatsoever. No final findings or final judgments have been made and Employee does not purport and will not claim to be prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for breach of the terms contained herein.

9.         Return of Property. Employee promises to return all of Employer’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computer, and other company or customer documents, products or property which she has received in the course of his employment, or which reflect in any way any confidential or proprietary information of Employer.

10.       Confidentiality Obligations Do Not Terminate. Employee understands that after the Termination Date, Employee remains bound to comply with the terms and conditions of paragraph 5 of the Employment Agreement.

11.       Confidentiality of Severance Offer and Benefits. Except to the extent required by law (e.g., to submit a tax return or compliance with a lawful subpoena), Employee warrants that she has not disclosed, and promises that she will not disclose, the offer or payment of severance benefits for any reason to any person other than members of his immediate family and professional representatives, who shall be informed of and bound by the same promise of confidentiality.

12.       Consequences of Violation of Agreement. If either party violates his or its promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party’s attorneys’ fees and costs in defending against the claim or enforcing the terms of this Agreement.

13.       Reemployment or Reinstatement: Employee hereby waives any right to and agrees not to apply or reapply for employment and agrees that Employer has no obligation, contractual or otherwise, to rehire, reemploy or recall his in the future. The existence of this

Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.

14.       Entire Agreement. This Agreement sets forth all agreements and understandings between Employee and Employer and supersedes any prior agreements, understandings or promises between them, except for paragraph 5 of the Employment Agreement. Employee acknowledges that she has not relied on any inducements that are not set forth herein.

15.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16.       Severability. If any term, provision, or portion of this Agreement is held unenforceable by any tribunal, it shall be deemed automatically adjusted to the extent necessary to conform to the requirements for validity as declared at such time and, as adjusted, shall be deemed a provision of this Agreement as if originally included herein. In the event that an invalidated provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as if it had never been included herein. In either case, the remaining provisions shall remain in full force and effect.

17.       Consultation with Attorney. Employee hereby acknowledges that she has been advised by and consulted his attorney, that she has had a reasonable period of time in which to consider the terms of this Waiver and Release, and she has specifically consulted (or has the opportunity to consult) his attorneys regarding this Waiver and Release and all of its terms. Employee specifically acknowledges that she was counseled by a representative of Employer to seek the advice of counsel concerning this Waiver and Release and its meaning and effect.

18.       Time for Consideration and Employee's Right to Revoke Agreement. Employee hereby acknowledges that she has been given twenty-one (21) days to consider this Waiver and Release and that she has been advised that she may revoke this Waiver and Release within seven (7) days of his execution. Revocation can be made by delivering a written notice of revocation to Travelzoo Inc., Attention: HR Department, 590 Madison Avenue, 21st Floor, New York, NY 10022. For the revocation to be effective, written notice must be actually received at the designated address no later than the close of business on the seventh calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the payment described in paragraph 2.2. Employee hereby acknowledges that his execution of this agreement and release is made knowingly, and that she has been advised of and afforded the proper time for consideration and revocation of this Agreement and Release, as specified by the Older Worker Benefit Protection Act. In the event that Employee revokes the Waiver and Release, the waiver included in Section 1 will be of no further force or effect.

EMPLOYEE ACKNOWLEDGES THAT she HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT AND ALL OF ITS TERMS AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW HIS NAME. she HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS

TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. she FURTHER ACKNOWLEDGES THAT she HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT HIS AGREEMENT IS NOT THE RESULT OF ANY FRAUD, DURESS, COERCION, PRESSURE OR UNDUE INFLUENCE EXERCISED BY OR ON BEHALF OF EMPLOYER, THAT she HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT she HAS HAD THIS AGREEMENT REVIEWED BY HIS ATTORNEY AND HIS TAX ADVISOR, OR HAS BEEN GIVEN THE OPPORTUNITY BY EMPLOYER TO DO SO.

TRAVELZOO INC.

By:
[Employee]	Print Name
Title:

Date Signed	Date Signed